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                                                                    Exhibit 99.1


CONTACTS:
David Sankaran                                     Steve Swasey
Vice President, Investor Relations                 Director, Corporate Public
                                                   Relations
PeopleSoft Inc.                                    PeopleSoft Inc.
(877) 528-7413                                     (925) 694-5230 (voice)
david_sankaran@peoplesoft.com                      (925) 899-8108 (cell)
                                                   steve_swasey@peoplesoft.com


PEOPLESOFT WILL EXERCISE PURCHASE OPTION ON SHARES OF MOMENTUM BUSINESS APPLICATIONS, INC.


PLEASANTON, CALIF. - JANUARY 25, 2002 -- PeopleSoft Inc. (Nasdaq: PSFT) announced that it will exercise its option to purchase one hundred percent of the outstanding Class A Common Stock of Momentum Business Applications, Inc. (Nasdaq: MMTM).

With the purchase of Momentum, PeopleSoft will own the intellectual property in the products developed by Momentum and thus will no longer have any obligation to pay a royalty to Momentum on those products.

The purchase option was granted to PeopleSoft in the Certificate of Incorporation of Momentum Business Applications, Inc. at the time the company was established. Under the terms of the purchase option, the total cash purchase price is expected to be approximately $90 million. At December 31, 2001, PeopleSoft had $1.67 Billion in total cash and investments.

The transaction is subject to normal closing conditions and is currently expected to close prior to March 31, 2002.

ABOUT PEOPLESOFT

PeopleSoft (Nasdaq: PSFT) is the world's leading provider of business enterprise software. PeopleSoft pure internet software enables organizations to reduce costs and increase productivity through real-time collaboration with their customers, suppliers, and employees. PeopleSoft's integrated, best-of-breed applications include Customer Relationship Management, Supply Chain Management, Human Resource Management, Financial Management, and Application Infrastructure. More than 4,700 organizations in 107 countries run on PeopleSoft software. For more information, visit us at www.peoplesoft.com.


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PeopleSoft and the PeopleSoft logo are registered trademarks. All other company and product names may be trademarks of their respective owners. Copyright (C) 2002 PeopleSoft, Inc. All rights reserved.

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Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. The specific forward-looking statements relate to such matters as the expected purchase price and anticipated transaction close date. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual events to differ materially from those projected in such forward-looking statements. The risks and uncertainties that could affect the timing or occurrence of this transaction include: the discovery of material irregularities or discrepancies in Momentum's corporate or financial records or protracted review or disallowance by regulatory authorities. Please refer to the Company's annual report to shareholders (Form 10-K) and subsequent filings on Form 10-Q for more information on the risk factors that could cause actual results to differ.